As filed with the Securities and Exchange Commission on May 13, 2010

Registration No. 333-157259

Registration No. 333-111669

Registration No. 333-74626

Registration No. 333-52190

Registration No. 333-50412

Registration No. 333-61275

Registration No. 333-61273

Registration No. 333-61271

Registration No. 333-50129

Registration No. 333-50127

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-157259

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-111669

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-74626

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-52190

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-50412

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-61275

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-61273

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-61271

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-50129

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-50127

UNDER THE SECURITIES ACT OF 1933

DIEDRICH COFFEE, INC.

(Exact name of registrant as specified in its charter)

Delaware	33-0086628
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

28 Executive Park, Suite 200, Irvine, California	92614
(Address of Principal Executive Offices)	(Zip Code)

Stock Option Agreement, as amended, with J. Russell Phillips

Stock Option Plan and Agreement with Roger M. Laverty

Diedrich Coffee, Inc. 2000 Equity Incentive Plan

Stock Option Plan and Agreement with J. Michael Jenkins

Diedrich Coffee, Inc. 2000 Non-Employee Directors Stock Option Plan

Stock Option Plan and Agreement with John E. Martin

Stock Option Plan and Agreement with Timothy J. Ryan

1997 Non-Employee Directors Stock Option Plan

1996 Non-Employee Directors Stock Option Plan

1996 Stock Incentive Plan

(Full titles of the plans)

Sean M. McCarthy

President and Chief Financial Officer

Diedrich Coffee, Inc.

28 Executive Park, Suite 200

Irvine, California 92614

(Name and address of agent for service)

(949) 260-1600

(Telephone number, including area code, of agent for service)

Please send copies of all communications to:

Howard Malovany, Esq.

Green Mountain Coffee Roasters, Inc.

33 Coffee Lane

Waterbury, VT 05676

(802) 244-5621

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments relate to the following Registration Statements on Forms S-8 (the “Registration Statements”) filed by Diedrich Coffee, Inc. (the “Registrant”) with the Securities and Exchange Commission:

Registration No. 333-157259 filed on February 11, 2009 registering 275,000 shares of the Registrant’s Common Stock, par value $0.01 per share (“Common Stock”) under the Stock Option Agreement, as amended, with J. Russell Phillips;

Registration No. 333-111669 filed on December 31, 2003 registering 200,000 shares of Common Stock under the Stock Option Plan and Agreement with Roger M. Laverty and 650,000 shares of Common Stock under the Diedrich Coffee, Inc. 2000 Equity Incentive Plan;

Registration No. 333-74626 filed on December 6, 2001 registering 250,000 shares of Common Stock under the Diedrich Coffee, Inc. 2000 Equity Incentive Plan;

Registration No. 333-52190 filed on December 19, 2000 registering 500,000 shares of Common Stock under the Stock Option Plan and Agreement with J. Michael Jenkins and 750,000 shares of Common Stock under the Diedrich Coffee, Inc. 2000 Equity Incentive Plan;

Registration No. 333-50412 filed on November 21, 2000 registering 24,000 shares of Common Stock under the Diedrich Coffee, Inc. 2000 Non-Employee Directors Stock Option Plan;

Registration No. 333-61275 filed on August 12, 1998 registering 850,000 shares of Common Stock under the Stock Option Plan and Agreement with John E. Martin;

Registration No. 333-61273 filed on August 12, 1998 registering 600,000 shares of Common Stock under the Stock Option Plan and Agreement with Timothy J. Ryan;

Registration No. 333-61271 filed on August 12, 1998 registering 20,000 shares of Common Stock under the 1997 Non-Employee Directors Stock Option Plan;

Registration No. 333-50129 filed on April 15, 1998 registering 125,000 shares of Common Stock under the 1996 Non-Employee Directors Stock Option Plan; and

Registration No. 333-50127 filed on April 15, 1998 registering 775,000 shares of Common Stock under the 1996 Stock Incentive Plan.

On December 7, 2009, Green Mountain Coffee Roasters, Inc. (“GMCR”), Pebbles Acquisition Sub, Inc., a wholly owned subsidiary of GMCR (“Purchaser”), and the Registrant entered into an Agreement and Plan of Merger (the “Merger Agreement”). On May 11, 2010, in accordance with the Merger Agreement and pursuant to the filing of a Certificate of Ownership and Merger with the Secretary of State of the State of Delaware, Purchaser merged with and into the Registrant, with the Registrant surviving as a wholly owned subsidiary of GMCR (the “Merger”).

As a result of the Merger, no additional shares of Common Stock will be issued under the above-listed plans. Accordingly, the Registrant wishes to terminate all offerings under the Registration Statements, and the Registrant hereby removes from registration all shares of Common Stock registered under the Registration Statements which remain unsold or otherwise unissued as of the filing date of these Post-Effective Amendments.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on May 13, 2010.

DIEDRICH COFFEE, INC.

By:	/s/ R. Scott McCreary
R. Scott McCreary
President

Pursuant to the requirements of the Securities Act of 1933, these Post-Effective Amendments to the Registration Statements have been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ R. Scott McCreary R. Scott McCreary	President (Principal Executive Officer)	May 13, 2010

/s/ Tina Bissonette Tina Bissonette	Vice President – Finance (Principal Financial and Accounting Officer)	May 13, 2010

/s/ Frances G. Rathke Frances G. Rathke	Director	May 13, 2010

/s/ Howard Malovany Howard Malovany	Director	May 13, 2010